EXHIBIT (P)(1)

                             CDC NVEST FUNDS TRUST I
                            CDC NVEST FUNDS TRUST II
                            CDC NVEST FUNDS TRUST III
                         CDC NVEST CASH MANAGEMENT TRUST
                           CDC NVEST COMPANIES TRUST I
                           AEW REAL ESTATE INCOME FUND
                              LOOMIS SAYLES FUNDS I
                             LOOMIS SAYLES FUNDS II

                               DATED JULY 1, 2004

                                 CODE OF ETHICS

     In order to ensure that all acts, practices and courses of business engaged in by personnel of the above-named trusts (the "Trusts"), their advisers, subadvisers and underwriters reflect high standards of conduct and comply with the requirements of Section 17(j) of the Investment Company Act of 1940, as amended (the "1940 Act") and Rule 17j-1 thereunder, the Boards of Trustees of each Trust has determined that the Trust shall adopt this Code of Ethics.

     It is the policy of each Trust that all Trust personnel, its advisers, sub-advisers and principal underwriter should (1) at all times place the interests of fund shareholders first; (2) conduct all personal securities transactions in a manner that is consistent with this Code of Ethics and in such a manner as to avoid any actual or potential conflict of interest or any abuse of the individual's position of trust and responsibility; and (3) adhere to the fundamental standard that Trust personnel, advisers, sub-advisers and underwriters should not take inappropriate advantage of their position or engage in any act, practice or course of conduct that would violate this Code of Ethics, the fiduciary duty owed to fund shareholders, or the provisions of
Section 17(j) of the 1940 Act and Rule 17j-1 thereunder.

     Each of the Advisers and the Underwriters, as defined below, imposes reporting and review requirements and restrictions on the personal securities transactions of its personnel. The Trustees have determined that, in addition to the requirements of this Code of Ethics, the standards and reporting and review requirements established by these organizations will be appropriately applied by each Trust to those of its officers and those of its Trustees who are affiliated with these organizations.

     The provisions of the codes and policies of the Advisers and the Underwriters, as defined below, are incorporated in this Code of Ethics as the provisions applicable to officers, Trustees or advisory persons of the Fund who are officers, partners, directors or employees of these organizations. A violation of any such incorporated code or policy by any officer, Trustees or advisory persons of the Fund who are officers, partners, directors or employees of these organizations covered by that code or policy with respect to personal securities transactions or holdings reports covered herein shall constitute a violation of this Code.

         1.  Definitions

          (a) "Access person" means any trustee, officer, general partner or advisory person of a Fund.

          (b) "Adviser" means each entity that serves as an investment adviser, investment manager or sub-adviser to any Fund.

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          (c)  "Advisory  person"  means  (i) any  employee  of a Fund or of any company in a control relationship to the Fund, who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of Covered Securities by a Fund, or whose functions relate to the making of any recommendations with respect to such purchases or sales; and (ii) any natural person in a control relationship to the Fund who obtains information concerning recommendations made to the Fund with regard to the purchase or sale of Covered Securities by the Fund.

          (d) "Control" has the same meaning as in Section 2(a)(9) of the 1940 Act.

          (e) "Covered Fund" means any series of CDC Nvest Funds Trust I, CDC Nvest Funds Trust II, CDC Nvest Funds Trust III, CDC Nvest Companies Trust I, CDC Nvest Cash Management Trust, Loomis Sayles Funds I, Loomis Sayles Funds II and any other open-end investment company or mutual fund under the supervision of the Disinterested Trustees covered by this Code of Ethics.

          (f) "Covered Security" means a security as defined in section 2(a)(36) of the 1940 Act, except that it does not include: (i) direct obligations of the Government of the United States; (ii) bankers' acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; and shares issued by open-end investment companies registered under the 1940 Act. Covered Security includes shares of closed-end funds (e.g., AEW Real Estate Income Fund) and municipal obligations and securities issued by agencies and instrumentalities of the U.S. government (e.g., GNMA obligations)

          (g) "Disinterested Trustee" means a Trustee of a Fund who is not an "interested person" of the Fund within the meaning of Section 2(a)(19) of the 1940 Act.

          (h) "Fund" or "Funds" means one or more series of CDC Nvest Funds Trust I, CDC Nvest Funds Trust II, CDC Nvest Funds Trust III, CDC Nvest Cash Management Trust, CDC Nvest Companies Trust I, AEW Real Estate Income Fund, Loomis Sayles Funds I and Loomis Sayles Funds II.

          (i) "Purchase or sale of a security" includes, AMONG OTHER THINGS, the writing of an option to purchase or sell a Covered Security.

          (j) "Security held or to be acquired" by a Fund means any Covered Security which, within the most recent 15 days, (i) is or has been held by the Fund, or (ii) is being or has been considered by the Fund or its Adviser for purchase by the Fund; and (iii) any option to purchase or sell, and any security convertible into or exchangeable for, a Covered Security described in section (i) and (ii) of this item (j).

          (k) "Underwriter" means the principal underwriter with respect to CDC Nvest Funds Trust I, CDC Nvest Funds Trust II, CDC Nvest Funds Trust III, CDC Nvest Cash Management Trust, CDC Nvest Companies Trust I, AEW Real Estate Income Fund, Loomis Sayles Funds I and Loomis Sayles Funds II (except shares of Class J of Loomis Sayles Investment Grade Bond Fund).

         2.  Exempted Transactions

         The prohibitions of Section 3 of this Code shall not apply to:

               (a) Purchases or sales of shares of a money market fund that is a Covered Fund.
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               (b)  Purchases  or sales  effected in any account  over which the access person has no direct or indirect influence or control.

               (c) Purchases or sales which are non-volitional on the part of either the access person or the Fund.

               (d)   Purchases   which  are  part  of  an   automatic   dividend
          reinvestment plan.

               (e) Purchases effected upon the exercise of rights issued by an issuer PRO RATA to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired.

         3.  Prohibitions

               (a) No access person shall purchase or sell, directly or indirectly, any Covered Security in which he or she has, or by reason of such transaction acquires, any direct or indirect beneficial ownership and which he or she knows or should have known at the time of such purchase or sale:

                    (i) is being considered for purchase or sale by the Fund; or

                    (ii) is being purchased or sold by the Fund.

               (b) No Access Person shall purchase and sell, or conversely sell and purchase, shares of the same Covered Fund, except shares of a money market fund, within 60 calendar days. For purposes of the preceding restriction, non-volitional trades (e.g., company retirement plan matching contributions) or automatic transactions (e.g., payroll deduction, deferred compensation, retirement plan contributions, systematic withdrawal plans) shall not be considered purchases or sales, as the case may be. However, this restriction does apply to exchanges and re-allocation of assets within an Access Person's retirement or deferred compensation plan account.

         4.  Reporting

               (a) Every Access Person shall report to the Fund the information described in Section 4(d) and (e) of this Code with respect to portfolio holdings and transactions in any Covered Security in which such access person has, or by reason of such transaction acquires, any direct or indirect beneficial ownership in the Covered Security; provided, however, that an access person shall not be required to make a report with respect to portfolio holdings or transactions effected for any account over which such person does not have any direct or indirect influence or control.

               (b) Notwithstanding Section 4(a) of this Code, an access person need not make reports where the reports would provide only information that previously has been reported pursuant to Rules 204-2(a)(12) or 204-2(a)(13) under the Investment Advisers Act of 1940 or pursuant to codes of ethics or policies and procedures with respect to the flow and use of material nonpublic (inside) information adopted by an Adviser or an Underwriter (collectively, "Adviser's or Underwriter's Codes"). Reports which have been filed with an Adviser or Underwriter shall be subject to inspection by appropriate representatives of the Fund, including the President and Secretary of the Fund, and the Adviser and Underwriter shall notify the President and Secretary of the Fund at least annually in writing of any violation of this Code or of an Adviser's or Underwriter's Code.

               (c) A Disinterested Trustee of the Fund is not required to provide an initial or an annual holdings report, and need only provide a quarterly transaction report if such Trustee, (i) at the time of

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          that transaction, knew or, in the ordinary course of fulfilling his or her official duties as a Trustee of the Fund, should have known that, during the 15-day period immediately preceding the date of the transaction by the Trustee, such Covered Security was purchased or sold by the Fund or was being considered by the Fund or its investment adviser for purchase or sale by the Fund or (ii) purchased and sold, or sold and purchased shares of the same Covered Fund, except a money market fund, within 60 calendar days. For purposes of the reporting requirements, non-volitional trades or automatic transactions (e.g., deferred compensation plan contributions, systematic investment or withdrawal plans) shall not be considered purchases or sales, as the case may be. However, this reporting requirement does apply to exchanges and re-allocation of assets within an Access Person's retirement or deferred compensation plan account.

               (d) Quarterly transaction reports shall be made not later than 10 days after the end of the calendar quarter in which the transaction to which the report relates was effected, and shall contain the following information:

                    (i) Any securities accounts opened through a bank or broker-dealer during the reporting period.

                    (ii) The date of any transactions,  the title and the number of shares, and the principal amount of each Covered Security or Covered Fund involved;

                    (iii) The nature of the transaction(s) (i.e., purchase, sale or any other type of acquisition or disposition);

                    (iv) The price at which the transaction(s) was effected;

                    (v) The name of the  broker,  dealer or bank with or through whom the transaction was effected; and

                    (vi) Identification of factors potentially relevant to a conflict of interest analysis, of which the access person is aware, including the existence of any substantial economic relationship between his or her transactions and transactions of or securities held or to be acquired by the Fund.

               (e) Any such reports may contain a statement that the reports shall not be construed as an admission by the person making such reports that he or she has any direct or indirect beneficial ownership in the security to which the report relates.

         5.  Sanctions

     Upon discovering a violation of this Code, the Board of Trustees of the Fund and/or the Adviser or the Underwriter may impose such sanctions as it or they deem appropriate, including, INTER ALIA, a letter of censure or suspension or termination of the relationship to the Fund or of the employment by the Adviser or the Underwriter of the violator. Any material sanctions imposed by an Adviser or an Underwriter with respect to this Code or to an Adviser's or Underwriter's Code shall be annually reported to the Board of Trustees of the Fund.

         6.  Review by Boards of Trustees

               (a) The Boards of Trustees including a majority of Disinterested Trustees, must approve this code of ethics, the code of ethics of each investment adviser and principal underwriter of the Fund, and any


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          material  changes to these codes based upon a  determination  that the code contains provisions reasonably necessary to prevent access persons from engaging in any prohibited conduct as described in Rule 17j-1(b) under the 1940 Act and before approving a code of a Fund, investment adviser or principal underwriter or any amendment to the Code, the Board of Trustees must receive certification from the Fund, the investment adviser or principal underwriter that it has adopted
          procedures   reasonably  necessary  to  prevent  access  persons  from
          violating the investment adviser's or principal underwriters code of ethics.

               (b) No less frequently than annually, every Fund must furnish to the Fund's Board of Trustees and the Board of Trustees must consider, a written report that:

                    (i) Describes any issues arising under the code of ethics or procedures since the last report to the Board of Trustees, including but not limited to, information about material violations of the code or procedures and sanctions imposed in response to the material violations; and

                    (ii)  Certifies   that  the  Fund  has  adopted   procedures
               reasonably necessary to prevent access persons from violating the code.


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